Exhibit 10.1

Execution Version

FIRST AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of October 31, 2012, by and among NATIONAL RETAIL PROPERTIES, INC., a corporation formed under the laws of the State of Maryland (the “Borrower”), each of the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its successors and assigns, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Amended and Restated Credit Agreement dated as of May 25, 2011 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement is amended as follows:

(a) The Credit Agreement is amended by inserting the following defined term into Section 1.1. in the appropriate alphabetical order:

“First Amendment Effective Date” means October 31, 2012.

(b) The Credit Agreement is further amended by deleting the definition of the term “Extension Notification Date” from Section 1.1.

(c) The Credit Agreement is amended by restating the definitions of “Applicable Margin”, “Capitalization Rate”, “Facility Fee”, “L/C Commitment Amount”, “Swingline Commitment Amount” and “Termination Date” in Section 1.1. in their entireties to read as follows:

“Applicable Margin” means the percentage per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with the levels in the table set forth below (each a “Level”). As of the First Amendment Effective Date, the Applicable Margin is determined based on Level 3. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.4.(m) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by Section 8.4.(m) but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings, the Applicable Margin shall be determined by the lower of such two Credit Ratings. During any period that the Borrower has received three Credit Ratings, the Applicable Margin shall be determined by the lower of the highest two Credit Ratings. During any period for which the Borrower has not received a Credit Rating from both of Moody’s and S&P, the Applicable Margin shall be determined based on Level 5.

Level	Borrower’s Credit Rating (S&P/Moody’s or equivalent)	Applicable Margin
1	A-/A3 (or equivalent) or better	1.000%
2	BBB+/Baa1 (or equivalent)	1.075%
3	BBB/Baa2 (or equivalent)	1.175%
4	BBB-/Baa3 (or equivalent)	1.450%
5	Lower than BBB-/Baa3 (or equivalent)	1.750%

“Capitalization Rate” means 8.25%.

“Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Facility Fee
1	0.150%
2	0.175%
3	0.225%
4	0.300%
5	0.350%

Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Facility Fee.

“L/C Commitment Amount” equals $50,000,000.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.2. in an amount up to, but not exceeding, $50,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

“Termination Date” means October 30, 2016, or such later date to which the Termination Date may be extended pursuant to Section 2.11.

(d) The Credit Agreement is further amended by restating Section 2.11. in its entirety to read as follows:

Section 2.11 Extension of Termination Date.

Subject to the terms of this Section, the Borrower shall have the right, exercisable one time, to request that the Administrative Agent and the Lenders extend the Termination Date by one year. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 90 days but not more than 180 days prior to the current Termination Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall forward to each Lender a copy of the Extension Request delivered to the Administrative Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for one year effective upon receipt by the Administrative Agent of the Extension Request and payment of the fee referred to in the following clause (c): (a) immediately prior to such extension and immediately after giving effect thereto, no Default or Event of Default shall exist, (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party would be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty will be true and correct in all respects) immediately after giving effect to the requested extension of the Termination Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and accurate in all respects) on and as of such earlier date) and (c) the Borrower shall have paid the Fees payable under Section 3.6.(d). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from a Responsible Officer of the Borrower certifying the matters referred to in the immediately preceding clauses (a) and (b).

(e) The Credit Agreement is further amended by restating the first sentence of Section 2.14. in its entirety to read as follows:

The Borrower shall have the right at any time and from time to time during the period beginning on the Effective Date through and including the date 180 days prior to the Termination Date to request increases in the aggregate amount of the Commitments (provided that after giving effect to any increases in the Commitments pursuant to this Section, the aggregate amount of the Commitments shall not exceed $1,000,000,000) by providing written notice to the Administrative Agent, which notice shall be irrevocable once given.

(f) The Credit Agreement is further amended by restating Section 3.6.(d) thereof in its entirety to read as follows:

(d) Extension Fee. If the Borrower exercises its right to extend the Termination Date in accordance with Section 2.11., the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee equal to one-fifth of one percent (0.20%) of the amount of such Lender’s Commitment (whether or not utilized). Such fee shall be due and payable in full on or before the date that is 30 days prior to the current Termination Date.

(g) The Credit Agreement is further amended by restating Section 4.1.(a) in its entirety to read as follows:

(a) Capital Adequacy. If any Lender in the Loans determines that compliance with any law or regulation or Regulatory Change or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, or any corporation controlling such Lender, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans below the rate which such Lender or such corporation controlling such Lender could have achieved but for such compliance (taking into account the policies of such Lender or such corporation with regard to capital), then the Borrower shall, from time to time, within 30 calendar days after written demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender or such corporation controlling such Lender to the extent that such Lender determines such increase in capital is allocable to such Lender’s obligations hereunder.

(h) The Credit Agreement is further amended by restating Sections 9.1.(a), (b), (d), (e), (f) and (h) in their entireties to read as follows:

(a) Maximum Leverage Ratio. The ratio of (i) Total Liabilities to (ii) Total Asset Value, to exceed 0.60 to 1.00 at any time. For purposes of calculating the ratio contained in this subsection (a) only, as of any date of determination “Total Liabilities” shall be adjusted by deducting therefrom the lesser of (x) the amount of unrestricted cash and cash equivalents in excess of $30,000,000 and (y) the amount of Total Liabilities that matures within 24 months of such date of determination (such lesser amount is referred to as the “Total Liabilities Adjustment”). If, as of any date of determination, Total Liabilities is adjusted as set forth in the preceding sentence, then, as of such date of determination, “Total Asset Value” shall be reduced by an amount equal to the Total Liabilities Adjustment.

(b) Minimum Fixed Charge Ratio. The ratio of (i) EBITDA for the fiscal quarter of the Borrower most recently ended to (ii) Fixed Charges for such period, to be less than 1.50 to 1.00 at any time.

(d) Unencumbered Interest Ratio. The ratio of (i) Unencumbered NOI to (ii) Interest Expense in respect of Unsecured Indebtedness of the Borrower and its Subsidiaries for such period, to be less than 1.75 to 1.00 at any time.

(e) Minimum Tangible Net Worth. Tangible Net Worth at any time to be less than (i) $1,350,000,000 plus (ii) 80.0% of the Net Proceeds of all Equity Issuances effected by the Borrower or any Subsidiary after June 30, 2009 (other than Equity Issuances to the Borrower or any Subsidiary).

(f) Maximum Secured Indebtedness Ratio. The ratio of (i) Secured Indebtedness of the Borrower and its Subsidiaries to (ii) Total Asset Value, to exceed 0.40 to 1.00 at any time. For purposes of calculating the ratio contained in this subsection (f) only, as of any date of determination, “Secured Indebtedness” shall be adjusted by deducting therefrom the lesser of (x) the amount of unrestricted cash and cash equivalents in excess of $30,000,000 and (y) the amount of Secured Indebtedness that matures within 24 months of such date of determination (such lesser amount is referred to as the “Secured Indebtedness Adjustment”). If, as of any date of determination, Secured Indebtedness is adjusted as set forth in the preceding sentence, then, as of such date of determination, Total Asset Value shall be reduced by an amount equal to the Secured Indebtedness Adjustment.

(h) Industry/Tenant Concentrations. The percentage of Gross Lease Revenues for any fiscal quarter of the Borrower attributable to (i) Convenience Stores and Gas Automotive Service Stores to exceed 40.0%; (ii) each other industry, individually, not specified in the immediately preceding clause (i) to exceed 30.0%; and (iii) any single tenant and its Affiliates to exceed 15.0%; provided, that, exceeding the limitation contained in this clause (iii) solely as a result of two or more tenants and/or their Affiliates merging or consolidating into one Person shall not be deemed to be a violation of this clause (iii).

(i) The Credit Agreement is further amended by deleting Schedule I attached thereto and replacing it with Schedule I attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a) A counterpart of this Amendment duly executed by the Borrower, the Parent, the Administrative Agent and all of the Lenders;

(b) A Guarantor Acknowledgement substantially in the form of Exhibit A attached hereto, executed by each Guarantor;

(c) Revolving Notes executed by the Borrower, payable to each applicable Lender (but excluding any Lender that has elected not to receive Notes) and the Swingline Note executed by the Borrower;

(d) An opinion of counsel to the Borrower and the other Loan Parties addressed to the Administrative Agent and the Lenders regarding such matters as the Administrative Agent may reasonably request;

(e) Evidence that all fees payable by the Borrower to the Administrative Agent and the Lenders in connection with this Amendment have been paid; and

(f) Such other documents, instruments and agreements as the Administrative Agent may reasonably request.

Section 3. Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a) Authorization. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(b) Compliance with Laws, etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Governmental Approval or violate any Applicable Law (including Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (1) the organizational documents of the Borrower or any other Loan Party, or (2) any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, the violation of which indenture, agreement or other instrument could reasonably be expected to have a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party, other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Bank.

(c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

Section 4. Reaffirmation of Representations and Borrower. The Borrower hereby reaffirms that the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of the date hereof with the same force and effect as if made on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement or the other Loan Documents.

Section 5. Reallocations. The Administrative Agent, the Borrower and each Lender agree that upon the effectiveness of this Amendment, the amount of such Lender’s Commitment is as set forth on Schedule I attached hereto. Simultaneously with the effectiveness of this Amendment, the Commitments of each of the Lenders, the outstanding amount of all outstanding Revolving Loans and the participations of the Lenders in outstanding Letters of Credit and Swingline Loans shall be reallocated among the Lenders in accordance with their respective Commitment Percentages (determined in accordance with the amount of each Lender’s Commitment set forth on Schedule I attached hereto), and in order to effect such reallocations, each Lender whose Commitment after giving effect to this Amendment exceeds its Commitment immediately prior to the effectiveness of this Amendment (each an “Assignee Lender”) shall be deemed to have purchased all right, title and interest in, and all obligations in respect of, the Commitments of the Lenders whose Commitments after giving effect to this Amendment are less than their respective Commitments immediately prior to the effectiveness of this Amendment (each an “Assignor Lender”), so that after giving effect to such reallocation the Commitments of each Lender will be as set forth on Schedule I attached hereto. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions without the payment of any related assignment fee, and, except for replacement Revolving Notes to be provided to the Assignor

Lenders and Assignee Lenders in the principal amount of their respective Commitments as set forth on Schedule I attached hereto, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignor Lenders and Assignee Lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to any netting effected by the Administrative Agent) with respect to such reallocations and assignments.

Section 6. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

Section 7. Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 8. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only from the date as of which this Amendment is dated, unless otherwise specifically stated herein.

Section 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 12. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Credit Agreement to be executed as of the date first above written.

BORROWER:

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Kevin B. Habicht
	Name:	Kevin B. Habicht
	Title:	Executive Vice President and Chief Financial Officer

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[Signature Page to First Amendment to Amended and Restated Credit Agreement

for National Retail Properties, Inc.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Andrew W. Hussion
	Name:	Andrew W. Hussion
	Title:	Vice President

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[Signature Page to First Amendment to Amended and Restated Credit Agreement

for National Retail Properties, Inc.]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Eyal Namordi
	Name:	Eyal Namordi
	Title:	Senior Vice President

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[Signature Page to First Amendment to Amended and Restated Credit Agreement

for National Retail Properties, Inc.]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ken Carl
	Name:	Ken Carl
	Title:	Senior Vice President

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[Signature Page to First Amendment to Amended and Restated Credit Agreement

for National Retail Properties, Inc.]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lori Y. Jensen
	Name:	Lori Y. Jensen
	Title:	Vice President

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[Signature Page to First Amendment to Amended and Restated Credit Agreement

for National Retail Properties, Inc.]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ G. David Cole
	Name:	G. David Cole
	Title:	Authorized Signatory

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[Signature Page to First Amendment to Amended and Restated Credit Agreement

for National Retail Properties, Inc.]

SUNTRUST BANK, as a Lender

By:	/s/ Gregory T. Horstman
	Name:	Gregory T. Horstman
	Title:	Senior Vice President

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[Signature Page to First Amendment to Amended and Restated Credit Agreement

for National Retail Properties, Inc.]

CITICORP NORTH AMERICA, INC., as a Lender

By:	/s/ Thomas A. Neville
	Name:	Thomas A. Neville
	Title:	Attorney-in-Fact

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[Signature Page to First Amendment to Amended and Restated Credit Agreement

for National Retail Properties, Inc.]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ C. William Buchholz
	Name:	C. William Buchholz
	Title:	Senior Vice President

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[Signature Page to First Amendment to Amended and Restated Credit Agreement

for National Retail Properties, Inc.]

CAPITAL ONE, N.A., as a Lender

By:	/s/ Frederick H. Denecke
	Name:	Frederick H. Denecke
	Title:	Vice President

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[Signature Page to First Amendment to Amended and Restated Credit Agreement

for National Retail Properties, Inc.]

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ James M. Armstrong
	Name:	James M. Armstrong
	Title:	Senior Vice President

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SCHEDULE I

Commitments

Lender	Commitment

Wells Fargo Bank, National Association	$107,500,000
Bank of America, N.A.	$62,500,000
PNC Bank, National Association	$50,000,000
U.S. Bank National Association	$50,000,000
Royal Bank of Canada	$50,000,000
SunTrust Bank	$45,000,000
Citicorp North America, Inc.	$45,000,000
Branch Banking and Trust Company	$45,000,000
Capital One, N.A.	$25,000,000
Raymond James Bank, N.A.	$20,000,000

Total:	$500,000,000